Exhibit 10.10

JOYFUL WELLNESS LIMITED

HK$1,083,333,334 NOTES DUE 2018

SUBSCRIPTION AGREEMENT

THIS AGREEMENT is made on 5 May 2017.

BETWEEN

(1)	JOYFUL WELLNESS LIMITED , a company with limited liability incorporated under the laws of the British Virgin Islands with BVI company number 1924964 whose registered address is 3rd Floor, J&C Building, P.O. Box 933, Road Town, Tortola, British Virgin Islands (the “Issuer”);

(2)	ZHONGHONG ZHUOYE GROUP CO., LIMITED , a company with limited liability established under the laws of the PRC whose registered address is No. 2015-431, Shuma Gang Building, No. 258 Gaoxin Street, Urumqi Gaoxin High-tech Industrial Development Zone (New City District), Xinjiang, PRC (the “Guarantor”); and

(3)	FULLGOAL CHINA ACCESS RQFII FUND SPC, a company incorporated in the Cayman Islands, the registered office of which is at Clifton House, 75 Fort Street, Box 1350, Grand Cayman KY1-1108, Cayman Islands on behalf of Fullgoal Industrial Investment Fund Segregated Portfolio (the “Investor”).

WHEREAS

(A)	The Issuer is a company incorporated in the British Virgin Islands with limited liability.

(B)	The Issuer has authorised the creation and issue of HK$1,083,333,334 in aggregate principal amount Notes due 2018 (the “Notes”).

(C)	The Notes will be in registered form and in a minimum denomination of HK$1,000,000 each and integral multiples of HK$1 in excess thereof. The Notes will be evidenced by individual Note certificates (substantially in the form set out in Schedule 2, the “Note Certificates”). The Investor will be issued with a Note Certificate representing its entire holding of the Notes.

(D)	In connection with the Notes, (i) a deed of guarantee will be entered into by Wang Yonghong (as defined below) (the “Personal Guarantee”), (ii) a deed of guarantee will be entered into by Zhonghong Group (as defined below) (the “Zhonghong Corporate Guarantee”), (iii) a deed of guarantee will be entered into by Sun Wise HK (as defined below) (the “Sun Wise HK Corporate Guarantee”) (iv) a share charge will be entered into by Tianjin Shuzhi (as defined below) (as chargor) and the Investor (as the chargee) in respect of the entire issued share capital of Sun Wise HK (the “Sun Wise HK Share Charge”), (v) a share charge will be entered into by Sun Wise HK (as chargor) and the Investor (as chargee) in respect of the entire issued share capital of Sun Wise UK (as defined below) (the “Sun Wise UK Share Charge”), (vi) a share charge will be entered into by Sun Wise HK (as chargor) and the Investor (as chargee) in respect of the entire issued share capital of the Issuer (the “Joyful Wellness Share Charge”), and (vii) a letter of intent will be entered into by Zhonghong Stocks and the Investor whereby Zhonghong Stocks agrees to purchase all the share capital of Sun Wise HK from Tianjin Shuzhi upon the trigger of certain conditions (the “Letter of Intent”), each on the Closing Date (as defined below).

IT IS AGREED as follows:

1.	INTERPRETATION

1.1	Definitions

In this Agreement the following expressions have the following meanings:

“Board” means the board of directors of the Issuer from time to time;

“Business Day” means a day on which commercial banks and foreign exchange markets settle payments in Hong Kong excluding any day in Hong Kong on which a typhoon signal number 8 or above or a “black” rainstorm warning is hoisted;

“Closing” means closing in accordance with Clause 4 (Closing);

“Closing Conditions” means the conditions set out in Clause 3.1 (Closing Conditions);

“Closing Date” means, subject to Clause 11 (Time), (x) 5 May 2017 or (y) such date as agreed between the Investor and the Issuer;

“Companies Ordinance” means the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Chapter 32 of the laws of Hong Kong);

“HK$”, “Hong Kong Dollar” or “Hong Kong dollar” denotes the lawful currency of Hong Kong;

“Hong Kong” means the Hong Kong Special Administrative Region of the People’s Republic of China;

“Insolvency Event”, in relation to any person, means any of the following events:

(a)	such person is insolvent or unable to pay its debts as they fall due;

(b)	an administrator, receiver or liquidator of such person or the whole or a substantial part of the undertaking, assets and revenues of such person is appointed (or an application for any such appointment is made except where disputed by such person acting diligently and in good faith and the application for appointment is dismissed within 10 Business Days); or

(c)	an event having a substantially similar effect to any of the events referred to in paragraphs (a) to (b) above happens under the laws of any jurisdiction;

“Issue Documents” means the Note Certificate, the Note Conditions, the Personal Guarantee, the Zhonghong Corporate Guarantee, the Sun Wise HK Corporate Guarantee, the Sun Wise HK Share Charge, the Sun Wise UK Share Charge, the Joyful Wellness Share Charge and the Letter of Intent;

“Issue Price” means, in respect of any Notes, 100 per cent. of the aggregate principal amount of such Notes;

“Issuer and Guarantor Warranties” means those statements set out in Schedule 1 (Issuer Warranties) and an “Issuer and Guarantor Warranty” means any one of them;

“Liabilities” means all present and future liabilities and obligations at any time, of the Issuer to any of the Investor, Sun Wise HK, Sun Wise UK and Tianjin Shuzhi under the Notes, Issue Documents and any inter-group loans or other financing arrangements provided by Sun Wise UK, Sun Wise HK or Tianjin Shuzhi to the Issuer (if any), both actual and contingent and whether incurred solely or jointly or in any other capacity.

“Losses” means any and all losses, fines, penalties, costs, claims, damages, liabilities, judgments, settlements, awards, out-of-pocket costs, expenses and attorneys’ fees (including any such costs, expenses and fees incurred in enforcing a party’s right to indemnification hereunder) and penalties and interest associated therewith, if any, in each case;

“Note Conditions” means the terms and conditions of the Notes as set out in Schedule 3 (Terms and Conditions of the Notes) of this Agreement, and any reference to a numbered “Note Condition” is to the correspondingly numbered provision of the conditions of the Notes;

“Noteholder” has the meaning given to such term in the Note Conditions;

“Note Register” has the meaning given to such term in the Note Conditions;

“Notice” means a notice given pursuant to the terms of this Agreement and shall be construed in accordance with Clause 16;

“person” means any individual, company, corporation, firm, partnership, joint venture, association, organisation, state or agency of a state or other entity, whether or not having separate legal personality;

“Regulation S” shall mean Regulation S under the Securities Act;

“Securities Act” means the United States Securities Act of 1933, as amended;

“Subscription” means the subscription by the Investor for the Notes on the terms and subject to the conditions set out in this Agreement;

“Sun Wise HK” has the meaning given to it in the Note Conditions;

“Sun Wise UK” has the meaning given to it in the Note Conditions;

“Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same);

“Tianjin Shuzhi” has the meaning given to it in the Note Conditions;

“US$”, “United States Dollar” or “United States dollar” denotes the lawful currency of United States of America;

“Wang Yonghong” has the meaning given to it in the Note Conditions;

“Zhonghong Group” has the meaning given to it in the Note Conditions; and

“Zhonghong Stocks” has the meaning given to it in the Note Conditions.

Interpretation

Unless the context otherwise requires or unless otherwise specified herein, in this Agreement:

1.1.1	any reference to any party shall be construed so as to include its successors in title and permitted assigns;

1.1.2	any reference to any agreement or instrument is a reference to that agreement or instrument as amended or novated;

1.1.3	a reference in Schedule 1 (Issuer Warranties) to the Issuer’s knowledge, information or belief means the knowledge, information and belief of each director of the Issuer and is deemed to include the knowledge, information and belief which such persons have or would have if they had made all due and careful enquiries;

1.1.4	a provision of law is a reference to that provision as amended or re-enacted;

1.1.5	a time of day is a reference to Hong Kong time;

1.1.6	words denoting the singular number only shall include the plural number also and vice versa;

1.1.7	words denoting one gender only shall include the other genders; and

1.1.8	references to any action, remedy or method of judicial proceeding for the enforcement of the rights of creditors shall be deemed to include, in respect of any jurisdiction other than Hong Kong, references to such action, remedy or method of judicial proceeding for the enforcement of the rights of creditors available or appropriate in such jurisdiction as shall most nearly approximate to such action, remedy or method of judicial proceeding described or referred to in these presents.

1.2	Clauses and Schedules

Any reference in this Agreement to a Clause, a sub-clause or a Schedule is, unless otherwise stated, to a clause or sub-clause hereof or a schedule hereto.

1.3	Legislation

Any reference in this Agreement to any legislation (whether primary legislation or regulations or other subsidiary legislation made pursuant to primary legislation) shall be construed as a reference to such legislation as the same may have been, or may from time to time be, amended or re-enacted.

1.4	Headings

Headings and sub-headings are for ease of reference only and shall not affect the construction of this Agreement.

1.5	Agreed Form

Any reference herein to a document being in “agreed form” means that the document in question has been agreed between the proposed parties thereto in writing, subject to any amendments that the parties may agree in writing prior to the Closing Date.

2.	ISSUE OF THE NOTES

2.1	Undertaking to issue Notes

The Issuer undertakes to the Investor that, subject to and in accordance with the provisions of this Agreement, the Notes will be issued on the Closing Date in accordance with this Agreement and the Issue Documents.

2.2	Undertaking to subscribe

The Investor undertakes to the Issuer that, subject to and in accordance with the provisions of this Agreement, it will subscribe and pay for the Notes at the Issue Price in Hong Kong dollars (or its equivalent in United States dollars if so requested by the Issuer at an exchange rate agreed between the Issuer and the Investor) less:

(a)	the first interest payment of the Notes in the amount of HK$65,000,000; and

(b)	the arrangement fee contemplated under Clause 9.1 below in the amount of HK$10,833,333.34,

as soon as practicable on or around the Closing Date and in accordance with the provisions of this Agreement and the Issue Documents.

3.	CONDITIONS PRECEDENT

3.1	Closing Conditions

Completion of the issue under Clause 2.1 (Undertaking to issue Notes) and the subscription under Clause 2.2 (Undertaking to subscribe) is conditional upon:

3.1.1	the Investor receiving on or before the Closing Date a copy of each of:

(a)	the Memorandum and Articles of Association of each of the Issuer, Sun Wise HK, Zhonghong Group and Tianjin Shuzhi;

(b)	the resolution(s) of the sole director of the Issuer authorising the execution of the Issue Documents to which it is a party, the issue of the Notes and the entry into and performance of the transactions contemplated hereby and thereby; and

(c)	the resolution(s) of the directors of each of Sun Wise HK, Zhonghong Group and Tianjin Shuzhi authorising the execution of the Issue Documents to which it is a party and the entry into and performance of the transactions contemplated hereby and thereby;

(d)	in respect of the Issuer, a copy of the:

(i)	Register of Directors

(ii)	Register of Members

(iii)	Register of Charges (if any)

(iv)	a Certificate of Incumbency issued by the registered agent of the Issuer; and

(v)	a Certificate of Good Standing issued by the registrar of corporate affairs of the British Virgin Islands each in form and substance satisfactory to the Investor.

3.1.2	the remaining Issue Documents and other related documents are executed on or before the Closing Date by or on behalf of all parties thereto;

3.1.3	the Investor receiving on the Closing Date, a legal opinion, dated the Closing Date, in a form acceptable to the Investor, from Herbert Smith Freehills, legal advisers to the Investor as to Hong Kong and English law;

3.1.4	the Investor receiving on the Closing Date, a legal opinion, dated the Closing Date, in a form acceptable to the Investor, from Jingtian & Gongcheng, legal advisers to the Investor as to the laws of the People’s Republic of China;

3.1.5	the Investor receiving on the Closing Date, a legal opinion, dated the Closing Date, in a form acceptable to the Investor, from Walkers, legal advisers to the Investor as to the laws of the British Virgin Islands;

3.1.6	the Investor receiving on the Closing Date, a legal opinion, dated the Closing Date, in a form acceptable to the Investor, from Michael Li & Co., legal advisers to the Issuer as to the laws of Hong Kong;

3.1.7	the Investor receiving a closing certificate on the Closing Date dated the Closing Date, addressed to the Investor, signed by the sole director or a duly authorised signatory on behalf of the Issuer in the form set out in Schedule 4;

3.1.8	since the date of this Agreement up to and including the Closing Date, in the opinion of the Investor, there having been no adverse change, or any development reasonably likely to involve an adverse change, in the financial or trading position, condition (financial or otherwise), results of operations, profitability, shareholders’ equity, business, properties, general affairs, management or prospects of the Issuer that is material in the context of the issue of the Notes; and

3.1.9	the Issuer and Guarantor Warranties remaining true, accurate and not misleading in each case in all respects,

provided, however, that the Investor may, at its discretion, waive satisfaction of any of the Closing Conditions in Clause 3.1.9.

3.2	Fulfilment

3.2.1	The Issuer shall use its best endeavours to procure the fulfilment of the Closing Conditions in Clauses 3.1.1 to 3.1.6 (Closing Conditions) and shall keep the Investor duly informed of its progress towards obtaining fulfilment of the Closing Conditions.

3.2.2	Should the Issuer or the Investor become aware of anything which will or is reasonably likely to prevent any of the Conditions from being satisfied, it shall forthwith disclose the same to the other party.

3.3	Non-Fulfilment

If the Closing Conditions are not either waived or satisfied, as the case may be, by 10:00 a.m. on the Closing Date or such later time and/or date as may be agreed between the Issuer and the Investor, this Agreement shall automatically terminate, and no party will have any claim against the other for costs, damages, compensation or otherwise save for any antecedent breach (including, for the avoidance of doubt, any breach of Clause 3.2 (Fulfilment)) and the fees and expenses contemplated under Clause 9.2.

4.	CLOSING

4.1	Closing

Subject to the satisfaction of all the Closing Conditions or as otherwise waived in accordance with Clause 3.1, the closing of the subscription for and issue of the Notes shall take place on the Closing Date.

4.2	Issuer’s obligations

On or prior to the Closing Date, the Issuer shall deliver or arrange to be delivered to the Investor:

(a)	a copy of the Note Register showing the name of the Investor as the holder of the Notes;

(b)	duly executed copies of the Personal Guarantee, the Zhonghong Corporate Guarantee, the Sun Wise HK Corporate Guarantee, the Sun Wise HK Share Charge, the Sun Wise UK Share Charge, the Joyful Wellness Share Charge and the Letter of Intent;

(c)	a duly executed Note Certificate representing the aggregate principal amount of the Notes;

(d)	a closing certificate pursuant to Clause 3.1 (Closing Conditions);

(e)	copies of the resolutions specified in Clause 3.1.1 (Closing Conditions);

(f)	a copy of the US$250,000,000 secured financing agreement (“Sun Wise HK Financing Agreement”) entered into by certain entities (as lender) and Sun Wise HK (as borrower) together with evidence satisfactory to the Investor that the funds contemplated under the Sun Wise HK Financing Agreement have been transferred to Sun Wise HK; and

(g)	evidence satisfactory to the Investor that (i) US$50,000,000 has been deposited into an escrow account in the joint name of Sun Wise UK and other parties; (ii) US$20,000,000 has been transferred to an account designated by Sun Wise HK and notified to the Investor in writing and (iii) such funds, together with the Notes (when issued) and syndicated bank loans obtained by Sun Wise HK, will be in excess of US$450,000,000.

4.3	Investor’s obligations

As soon as practicable, on or around the Closing Date and subject to Clause 2.2 above, the Investor shall pay the Issue Price to the Issuer by transfer in Hong Kong Dollars, to the account(s) agreed between the Issuer and the Investor at least 5 Business Days prior to the Closing Date.

4.4	Issuer’s Failure to Complete

If the provisions of Clause 4.2 (Issuer’s obligations) are not complied with by the Issuer, the Investor may:

4.4.1	defer the Closing Date to a date determined at its sole discretion; or

4.4.2	terminate this Agreement without liability of any kind and without prejudice to any rights it may have in respect of any antecedent breaches of this Agreement.

4.5	Investor’s Failure to Complete

If the provisions of Clause 4.3 (Investor’s obligations) are not complied with by the Investor, the Issuer may:

4.5.1	defer the Closing Date to a date determined at its sole discretion; or

4.5.2	terminate this Agreement without liability of any kind and without prejudice to any rights it may have in respect of any antecedent breaches of this Agreement.

5.	WARRANTIES OF THE ISSUER

5.1	General

Each of the Issuer and the Guarantor represents, warrants and undertakes to the Investor that each Issuer and Guarantor Warranty is true, accurate and not misleading at the date of this Agreement and as at the Closing Date by reference to the facts and circumstances as at the Closing Date.

5.2	Warranties independent and separate

Each of the Warranties shall be construed as an independent and separate warranty and shall not be limited or restricted by reference to or inference from the terms of any other Warranty or any other term of this Agreement.

5.3	Change in matters represented

Each of the Issuer and the Guarantor shall forthwith notify the Investor of anything which at any time prior to the Closing Date has or may have rendered, or will or may render, untrue or incorrect in any respect any Issuer and Guarantor Warranty as if it had been made or given at such time with reference to the facts and circumstances then subsisting.

6.	UNDERTAKINGS OF THE ISSUER AND THE GUARANTOR

6.1	Use of Proceeds

6.1.1	The Issuer will use the net proceeds from the issue of the Notes to directly or indirectly on-lend to Sun Wise UK to finance Sun Wise UK’s purchase of certain shares in SeaWorld Entertainment Inc. from Blackstone Group LP.

6.1.2	The Issuer will not, directly or indirectly, use the proceeds from the issue of the Notes, or lend, contribute or otherwise make available all or any part of such proceeds to, or for the benefit of, any subsidiary, joint venture partner, country, territory or other individual or entity:

(a)	to fund or facilitate any activities or business of or with any individual entity or in any country or territory that, at the time of such funding or facilitation, is the subject of Sanctions (as defined in paragraph 14 of Schedule 1 (Issuer Warranties)); or

(b)	in any other manner or for any other purpose that will result in a violation of any Sanctions or anti-bribery laws referred to in paragraph 12 of Schedule 1 (Issuer Warranties) or Anti-Money Laundering Laws (as defined in paragraph 13 of Schedule 1 (Issuer Warranties)) by any individual or entity, including any individual or entity participating in the offering, whether as underwriter, adviser, investor or otherwise.

6.2	Termination of the Agreement

6.2.1	This Agreement shall terminate upon:

(a)	redemption in accordance with Note Condition 7 pursuant to which each Noteholder receives the full amount payable to it pursuant to such Note Condition; or

(b)	notwithstanding anything contained in this Agreement, the Investor may give a termination notice to the Issuer at any time prior to the payment of the net proceeds of the issue of the Notes to the Issuer on the Closing Date if:

(i)	Inaccuracy of representation: any Issuer and Guarantor Warranty is or proves to be untrue or incorrect on the date of this Agreement or on any date on which it is deemed to be repeated;

(ii)	Breach of obligation: the Issuer or Guarantor fails to perform any of its obligations under this Agreement; or

(iii)	Failure of condition precedent: any of the conditions in Clause 3.1 (Closing Conditions) is not satisfied nor waived by the Investor on the Closing Date.

6.2.2	For the avoidance of doubt, a termination pursuant to this Clause 6.2 shall be without prejudice to any accrued rights and Clauses 10 (Survival), 12.2 (Confidentiality), 16 (Notices) and 17 (Law and Jurisdiction) shall survive such termination.

6.3	Source of funds for payment of interest and principal

For so long as the Notes are outstanding, the Guarantor undertakes:

6.3.1	to use the cash flows generated from its business to assist the Issuer in repaying the principal and interest under the Notes;

6.3.2	to use any proceeds generated from financing transactions by it or its subsidiaries (including Zhonghong Stocks) to assist the Issuer in repaying the principal, interest and other amounts payable under the Notes and Issue Documents; and

6.3.3	that any funds that need to be transferred from within the PRC to outside the PRC for the purpose of repaying the principal, interest and other amounts payable under the Notes and Issue Documents will be conducted in a reasonable and lawful manner.

6.4	Priority of Payment

The parties to this Agreement agree that the Liabilities owed by Issuer to the Investor, Sun Wise HK, Sun Wise UK and Tianjin Shuzhi respectively shall rank in right and priority of payment in the following order and are postponed and subordinated to any prior ranking Liabilities as follows:

6.4.1	first, the Notes and the Issue Documents; and

6.4.2	second, any inter-group loans or other financing arrangements provided by Sun Wise HK, Sun Wise UK or Tianjin Shuzhi to the Issuer (if any).

7.	SELLING RESTRICTIONS AND PRE-CLOSING RESTRICTIONS

7.1	No action has been taken or will be taken in any jurisdiction by the Investor or the Issuer that would, or is intended to, permit a public offering of the Notes, or possession or distribution of any other offering or publicity material relating to the Notes, in any country or jurisdiction where action for that purpose is required.

7.2	The Notes have not been and will not be registered under the Securities Act and may not be offered or sold within the United States or for the account or benefit of any U.S. person, as defined in Regulation S under the Securities Act except pursuant to any exemption from, or in a transaction not subject to, the registration requirements of the Securities Act.

7.3	From the date of this Agreement until and including the Closing Date (or date of termination of this Agreement if earlier), each of the Issuer and the Guarantor undertakes to the Investor that it will comply with Condition 4 of the Note Conditions.

8.	INDEMNIFICATION

8.1	Indemnity by Issuer and Guarantor

After Closing, each of the Issuer and the Guarantor undertakes to the Investor that if the Investor incurs any Losses attributable to:

8.1.1	any inaccuracy, alleged inaccuracy or any breach of any representation and warranty by the Issuer or the Guarantor of any Issuer and Guarantor Warranty (on the date of this Agreement or on any date when it is deemed to be repeated);

8.1.2	any breach or alleged breach by the Issuer or the Guarantor of any of its undertakings in this Agreement including, but without limitation, the failure by the Issuer to issue the Notes;

8.1.3	the failure or alleged failure by the Issuer, the Guarantor or any of their directors or officers to comply with any requirements of statute or regulation in relation to the issue of the Notes; or

8.1.4	investigating, disputing, defending or preparing to defend any such matter as is described in Clause 8.1.1, 8.1.2 or 8.1.3,

the Issuer and the Guarantor shall, jointly and severally, pay to the Investor an amount equal to such Losses on an after tax basis as soon as possible following receipt of evidence of such Losses.

9.	FEES AND EXPENSES

9.1	The Issuer (failing which the Guarantor) shall, on the Closing Date, pay to the Investor an arrangement fee of one per cent. of the aggregate principal amount of the Notes (which for the avoidance of doubt, is HK$10,833,333.34). The Investor is entitled to deduct the arrangement fee from the subscription moneys for the Notes.

9.2	The Issuer shall bear all costs and expenses, regardless of whether the Notes contemplated under this Agreement are successfully issued, including:

9.2.1	all fees of agents, representatives, solicitors, accountants, actuaries and other advisers employed by either party (including, without limitation the fees and expenses of the Investor’s lawyers as well as third party translation costs);

9.2.2	taxes, duties, assessments or governmental charges; and

9.2.3	all stamp, registration and other taxes and duties,

in connection with the negotiation, preparation, execution and performance of this Agreement and the Issue Documents and the issue of the Notes.

10.	SURVIVAL

The provisions of this Agreement shall continue in full force and effect notwithstanding the completion of the arrangements set out herein for the issue of the Notes.

11.	TIME

Any date or period specified herein may be postponed or extended by mutual agreement between the parties but, as regards any date or period originally fixed or so postponed or extended, time shall be of the essence.

12.	ANNOUNCEMENTS AND CONFIDENTIALITY

12.1	Announcements

12.1.1	Except as required by law or by a governmental or regulatory or supervisory body or authority of competent jurisdiction to whose rules the party making the announcement or disclosure is subject (including, but not limited to, any requirements of the U.S. Securities and Exchange Commission), no announcement or circular or disclosure in connection with the existence or subject matter of this Agreement shall be made or issued by or on behalf of a party without the prior written approval of the other party (such approval not to be unreasonably withheld or delayed).

12.1.2	Where any announcement or disclosure is made in reliance on the exception in Clause 12.1.1, the party making the announcement or disclosure shall so far as practicable consult with the other party in advance as to the form, content and timing of the announcement or disclosure.

12.2	Confidentiality

Subject to Clause 12.1 and except as required by law, regulation or legal process, the terms of this Agreement, the Issue Documents and the issue of the Notes (“Confidential Information”) are confidential and shall not be disclosed to any third party (except to any person with a beneficial interest in the Investor, the legal and financial advisers of the parties and to bona fide purchasers of the Notes and except as required by law or by regulations to which the Issuer is subject). If the Issuer or Guarantor is required by law, legal process or regulation to disclose any Confidential Information, it shall, at a reasonable time before making any such disclosure or filing, and to the extent permitted by law consult with the Investor regarding such disclosure and use reasonable efforts to seek confidential treatment for such portions of the disclosure or filing as may be reasonably requested by the Investor.

13.	ASSIGNMENT

The Issuer shall not assign or transfer any of its rights and obligations under this Agreement without the prior consent in writing of the Investor. The Investor may assign or transfer any of its rights under this Agreement without the prior consent of the Issuer.

14.	ENTIRE AGREEMENT

This Agreement together with the Issue Documents constitutes the entire agreement of the parties about its subject matter and supersedes all previous agreements, understandings and negotiations on that subject matter.

15.	COMPLIANCE WITH LAWS

The Issuer’s and Guarantor’s obligations under this Agreement and the Issue Documents are subject to the performance of such obligations not being reasonably and objectively expected to contravene or constitute a breach of any applicable laws and regulations. Each of the Issuer and Guarantor agrees to comply with such obligations to the extent permitted under any applicable laws and regulations.

16.	NOTICES

16.1	Addresses for notices

A Notice under or in connection with this Agreement shall be:

16.1.1	in writing and in English or in Chinese; and

16.1.2	delivered personally, sent by fax with confirmation receipt followed by mail posted within 24 hours or sent by courier to the party due to receive the Notice at the facsimile number or address referred to in Clause 16.2 or such other facsimile number or address as a party may specify by notice in writing to the other parties received before the Notice was despatched.

16.2	For the purposes of this Clause 16, a Notice shall be sent to the facsimile numbers or addresses and for the attention of those persons set out below:

16.2.1	in the case of the Issuer:

Address:	Unit 1904, 19/F., Podium Plaza, 5 Hanoi Road, Tsim Sha Tsui, Kowloon

Fax Number:	+852 3184 0111

Attention:	Mr. Rui Zhou

16.2.2	in the case of the Guarantor:

Address:	Zhonghong Zhuoye Group, Building No. 8, Eastern International, No. 1 Ciyunsi, Chaoyang District. Beijing. China 100025

Fax Number:	+86 010 85356953

Attention:	Yu Ting

16.2.3	in the case of the Investor:

Address:	Room 2404-5 Man Yee Building, 68 Des Voeux Road Central, Hong Kong

Fax Number:	+852 3713 3023

Attention:	Ken Hui

or to such other address or facsimile number as the relevant party may have notified to the other by not less than 7 days’ written notice to the other party before the Notice was despatched.

16.3	Unless there is evidence that it was received earlier, a Notice is deemed given if:

16.3.1	delivered personally, when left at the address referred to in Clause 16.2;

16.3.2	sent by courier, two (2) business days after posting it; or

16.3.3	sent by fax, when confirmation of its transmission has been recorded on the sender’s fax machine.

17.	LAW AND JURISDICTION

17.1	Governing law

This Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.

17.2	Jurisdiction

17.2.1	Subject to Clause 17.2.3 below, the courts of England have non-exclusive jurisdiction to settle any dispute or claim arising out of or in connection with this Agreement or its subject matter, existence, negotiation, validity, termination or enforceability (including any non-contractual dispute or claim) (a “Dispute”).

17.2.2	Subject to Clause 17.2.3 below, the parties to this Agreement agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly the Issuer and the Guarantor will not:

(a)	argue to the contrary; or

(b)	initiate or pursue any proceedings relating to a Dispute in any jurisdiction other than England.

17.2.3	Notwithstanding Clauses 17.2.1 and 17.2.2 above, the Investor shall not be prevented from initiating or pursuing proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Investor may initiate or pursue:

(a)	proceedings in any other court; and

(b)	concurrent proceedings in any number of jurisdictions,

irrespective of whether proceedings have already been initiated by any party in England. Each of the Issuer and the Guarantor irrevocably waives any right that it may have to claim that the action has been brought in an inconvenient forum.

17.3	Process Agent

Without prejudice to any other mode of service allowed under any relevant law, each of the Issuer and the Guarantor:

17.3.1	irrevocably appoints Sun Wise (UK) Co., Ltd at its place of business at 60 Strand, London, United Kingdom WC2N 5LR as its agent for service of process in relation to any proceedings before the courts of England in connection with this Agreement; and

17.3.2	agrees that failure by a process agent to notify the Issuer or the Guarantor of the process will not invalidate the proceedings concerned.

17.4	Third Party Rights

A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Agreement, but this shall not affect any right or remedy which exists or is available apart from such Act.

17.5	Waiver of immunity

To the extent that the Issuer or the Guarantor may in any jurisdiction claim for itself or its assets or revenues immunity from suit, execution, attachment (whether in aid of execution, before judgement or otherwise) or other legal process and to the extent that such immunity (whether or not claimed) may be attributed in any such jurisdiction to the Issuer, the Guarantor or their assets or revenues, each of the Issuer and the Guarantor agrees not to claim and irrevocably waives such immunity to the full extent permitted by the laws of such jurisdiction.

18.	COUNTERPARTS

This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when so executed shall constitute one and the same binding agreement between the parties.

AS WITNESS the hands of the duly authorised representatives of the parties to this Agreement the day and year first before written.

SCHEDULE 1

ISSUER AND GUARANTOR WARRANTIES

Each of the Issuer and the Guarantor hereby represents, warrants and undertakes to the Investor as follows:

1.	each of the Issuer and the Guarantor is duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, is not in liquidation or receivership and has full power and authority to own its properties and assets and conduct its business, and is lawfully qualified to do business in those jurisdictions in which business is conducted by it;

2.	each of the Issuer and the Guarantor has the necessary power and authority and has obtained all necessary consents to enter into and perform this Agreement and the Issue Documents to which it is a party, and that this Agreement and the Issue Documents to which it is a party have been, or will be, as the case may be, duly authorised and executed by the Issuer and the Guarantor, as the case may be, and constitutes or will constitute valid and legally binding obligations of the Issuer and the Guarantor, as the case may be, and the execution, delivery and performance by the Issuer and the Guarantor of this Agreement and the Issue Documents to which they are a party do not and will not result in a breach of any provisions of its constitutional documents or of any applicable laws;

3.	the Notes will constitute direct, general and unconditional obligations of the Issuer which will at all times rank pari passu among themselves and at least pari passu with all other present and future secured obligations of the Issuer, save for such obligations as may be preferred by provisions of law that are both mandatory and of general application;

4.	the Zhonghong Corporate Guarantee will constitute direct, general and unconditional obligations of the Guarantor which will at all times rank pari passu among themselves and at least pari passu with all other present and future secured obligations of the Guarantor, save for such obligations as may be preferred by provisions of law that are both mandatory and of general application;

5.	no action or thing is required to be taken, fulfilled or done (including without limitation the obtaining of any consent or licence or the making of any filing or registration) for the issue of the Notes, the execution and delivery of the Issue Documents, the carrying out of the transactions contemplated by the Issue Documents or the compliance by the Issuer or the Guarantor with the terms of the Notes and the Issue Documents to which they are a party;

6.

the execution and delivery of the Issue Documents, the issue of the Notes, the carrying out of the transactions contemplated by the Issue Documents and compliance with their terms do not and will not (i) conflict with or result in a breach of any of the terms or provisions of, or constitute a default under, the articles of association or by-laws or similar organisational documents constituting the Issuer or the Guarantor or any indenture, trust deed, mortgage, loan agreement, lease or other agreement or instrument to which the Issuer is a party or by which the Issuer or the Guarantor or any of the Issuer’s or the Guarantor’s properties are bound or (ii) violate and/or infringe any existing applicable licence, authorisation, law, rule, regulation, judgment, arbitral award, order or decree of any government, governmental or regulatory body, court or tribunal, domestic or foreign, having jurisdiction over the Issuer or the Guarantor or any of the Issuer’s or Guarantor’s properties;

7.	since 31 December 2016, there has been no change (nor any development or event involving a prospective change of which the Issuer is, or might reasonably be expected to be, aware) which is materially adverse to the financial position, condition (financial or otherwise), results of operations, profitability, shareholders’ equity, business, properties, general affairs, management or prospects of the Issuer or the Guarantor or which would adversely affect the ability of each of the Issuer or Guarantor to perform its obligations under the Issue Documents to which it is a party or the Notes or which is material in the context of the issue of the Notes (“Material Adverse Effect”);

8.	neither the Issuer nor the Guarantor is in breach of, violation of or in default in the performance of any obligation under any agreement, covenant or condition contained in any indenture, trust deed, loan agreement, mortgage, lease or other agreement, instrument, document or contract to which it is a party or which is binding on it or any of its real property and other assets owned by it or any rights or interests thereto in each case as are necessary to conduct the business now operated by it (“Assets”) or revenues, which breach, violation or default would, individually or in aggregate, have a Material Adverse Effect;

9.	the entry into by each of the Issuer and the Guarantor of the Notes and the Issue Documents to which it is a party constitutes, and the exercise by the Issuer of its rights and performance under the Notes and the Issue Documents will constitute, private and commercial acts performed for private and commercial purposes. Neither the Issuer nor the Guarantor nor any of their assets or properties has any immunity in respect of their obligations under the Issue Documents, the Notes or from the jurisdiction of any court or from any legal process (whether through service of notice, attachment prior to judgment or attachment in aid of execution or otherwise) under the laws of Hong Kong or England (as the case may be);

10.	neither the Issuer nor the Guarantor is engaged in any litigation, arbitration, governmental or regulatory proceeding which (individually or in aggregate) would have or has had a significant and adverse effect on the financial position of the Issuer or the Guarantor or which individually or collectively are material for disclosure in the context of the issue of the Notes, and no such litigation, arbitration or proceeding is threatened or pending;

11.	neither the Issuer nor the Guarantor is (i) in violation of its articles of association or by-laws or similar organisational documents or (ii) in violation of any licence, authorisation, law, rule, regulation, judgment, arbitral award, order or decree of any government, governmental body, regulatory authority, court or tribunal, domestic or foreign, having jurisdiction over the Issuer or any of its properties;

12.	with respect to each of the Issuer and the Guarantor, no event has occurred nor has any event occurred which, with the giving of notice and/or lapse of time and/or fulfilment of any other requirement would result in an Insolvency Event;

13.	neither the Issuer or the Guarantor nor any director, officer, or, to the best knowledge of the Issuer or the Guarantor (after due and careful enquiry) agent, employee, affiliate or other person acting on behalf of the Issuer, is aware of or has taken any action, directly or indirectly, that would result in a violation by such persons of:

(i)	the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the “FCPA”), or any other applicable anti-bribery or anti-corruption law or regulation similar to the FCPA (including but not limited to, the UK Bribery Act of 2010) in any other jurisdiction, including, without limitation, making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorisation of the payment of any money, or other property, gift, promise to give, or authorisation of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA; or

(ii)	any applicable anti-bribery or anti-corruption law or regulation of any such other jurisdiction, and the Issuer and its affiliates have conducted their businesses in compliance with the FCPA and all applicable anti-bribery or anti-corruption laws and regulations of any such other jurisdiction and have instituted and maintained policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance and the prevention of violation of, such laws, rules and regulations;

14.	the operations of the Issuer and the Guarantor are and have been conducted at all times in compliance with all applicable financial recordkeeping and reporting requirements, including those of the Bank Secrecy Act, as amended by Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (the “USA PATRIOT Act”), and the applicable anti-money laundering laws, regulations, rules and guidelines in each jurisdiction where the Issuer conducts business and any related or similar rules, regulations or guidelines, issued, administered or enforced by any applicable governmental agency (collectively, the “Anti-Money Laundering Laws”), and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Issuer with respect to the Anti-Money Laundering Laws is pending or threatened;

15.	none of the Issuer or the Guarantor nor any director, officer, employee, agent, affiliate or other person acting on behalf of the Issuer or the Guarantor, is an individual or entity that is, or is owned or controlled by an individual or entity that is:

(a)	the subject of any sanctions administered or enforced by the U.S. Government (including, without limitation, the U.S. Department of Treasury’s Office of Foreign Assets Control (“OFAC”), the U.S. Department of State pursuant to the Iran Sanctions Act, as amended, the United Nations Security Council (“UNSC”), the Council of the European Union (“EU”) or Her Majesty’s Treasury (“HMT”) or other relevant sanctions authority or is an individual or entity listed on any list of specially-designated and/or restricted individuals, entities and/or organisations published by any of OFAC, HMT, the EU, the U.S. or other relevant sanctions authority (collectively, “Sanctions”); or

(b)	located, organised or resident in a country or territory that is the subject of Sanctions;

16.	for the past five years, neither the Issuer nor the Guarantor has engaged in, and neither the Issuer nor the Guarantor is now engaged in, any projects, dealings or transactions with any government, individual or entity, or in any country or territory, that at the time of the dealing or transaction is or was the subject of Sanctions;

17.	the Issuer will not, directly or indirectly, use the proceeds of the offering of the Notes, or lend, contribute or otherwise make available all or any part of such proceeds to, or for the benefit of, any subsidiary, joint venture partner, country, territory or other individual or entity:

(a)	to fund or facilitate any activities or business of or with any individual or entity or in any country or territory that, at the time of such funding or facilitation, is the subject of Sanctions; or

(b)	in any other manner or for any other purpose that will result in a violation of Sanctions, anti-bribery laws referred to in paragraph 12 of this Schedule 1 (Issuer Warranties) or Anti-Money Laundering Laws (as defined in paragraph 13 of this Schedule 1 (Issuer Warranties)) by any individual or entity, including any individual or entity participating in the offering, whether as underwriter, advisor, investor or otherwise;

18.	the Issuer is a “foreign issuer” (as such term is defined in Regulation S) which reasonably believes that there is no “substantial U.S. market interest” (as such term is defined in Regulation S) in its debt securities;

19.	neither the Issuer or the Guarantor nor any persons acting on its or their behalf (which for the avoidance of doubt shall not include the Investor) have engaged or will engage in any directed selling efforts (as defined in Regulation S under the Securities Act) with respect to the Notes and it and they have complied and will comply with the offering restrictions requirement of Regulation S; and

20.	neither the Issuer or the Guarantor has received notice of nor is the Issuer or Guarantor aware of any police, legal, arbitral, governmental or any regulatory investigations or pending claims, actions, suits or proceedings in relation to Sanctions against or affecting the Issuer or Guarantor or any of their directors, officers or any of the Issuer’s or Guarantor’s properties and no such investigations, claims, actions, suits or proceedings are threatened or contemplated.

SCHEDULE 2

FORM OF NOTE CERTIFICATE

Serial Number:

THIS NOTE HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) OR ANY SECURITIES LAW OF ANY STATE OF THE UNITED STATES AND MAY NOT BE OFFERED OR SOLD WITHIN THE UNITED STATES EXCEPT PURSUANT TO TRANSACTIONS EXEMPT FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.

JOYFUL WELLNESS LIMITED

(the “Issuer”)

(incorporated in the British Virgin Islands with liability limited)

HK$1,083,333,334 Notes due 2018

This Note Certificate is issued in respect of the notes due 2018 (the “Notes”) of Joyful Wellness Limited (the “Issuer”) issued pursuant to the articles of association, the resolutions of the sole director of the Issuer passed on     May 2017, and the subscription agreement dated 5 May 2017 entered into by and among the Issuer, Zhonghong Zhuoye Group Co., Limited and FULLGOAL CHINA ACCESS RQFII FUND SPC (as amended or supplemented from time to time) (“Subscription Agreement”).

Words and expressions used in the Subscription Agreement and the Conditions have the same meanings when used in this Note Certificate.

Any reference herein to the “Conditions” is to the terms and conditions of the Notes endorsed hereon (as modified from time to time in accordance with such Conditions) and any reference to a numbered “Condition” is to the correspondingly numbered provision thereof. The Notes are issued subject to and with the benefit of the Conditions which are deemed to be part of it. The Conditions are binding on both the Noteholder of the Notes and the Issuer. The Issuer undertakes (both to the Noteholder of the Notes and to any lawful transferee thereof pursuant to Condition 3.3) to perform its obligations in accordance with the provisions of the Conditions

This is to certify that

of

is, at the date of this certificate, the person registered in the Note Register in relation to the Notes as the duly registered holder or, if more than one person is so registered, the first-named of such persons of:

HK$1,083,333,334

(ONE BILLION EIGHTY THREE MILLION THREE HUNDRED AND THIRTY THREE THOUSAND THREE HUNDRED AND THIRTY FOUR HONG KONG DOLLARS)

in aggregate principal amount of the Notes.

The Issuer, for value received, hereby promises to pay such principal sum to the registered holder as the same may become payable in accordance with the Conditions, and to pay interest on such principal sum in arrears on the dates and at the rate specified in the Conditions, together with any additional amounts payable in accordance with the Conditions, all subject to and in accordance with the Conditions.

This Note Certificate is evidence of entitlement only and is not a document of title. Entitlements are determined by the Note Register and only the holder is entitled to payment in respect of this Note Certificate.

This Note Certificate and any non-contractual obligations arising out of or in connection with it are governed by English law.

Dated:

EXECUTED AND DELIVERED	)
AS A DEED by	)
JOYFUL WELLNESS	)
LIMITED	)
BY ZHOU RUI	)
in the presence of	)
)

Sole Director

Print Name

THE NOTES ARE TRANSFERABLE IN ACCORDANCE WITH THE PROVISIONS OF THE CONDITIONS OF THE NOTES.

On the back:

Terms and Conditions of the Notes

[The Terms and Conditions that are set out in Schedule 3 to the Subscription Agreement shall be set out here.]

FIRST SCHEDULE TO NOTE CERTIFICATE

FORM OF TRANSFER

FOR VALUE RECEIVED                                                                                                                                                                               ,

being the registered holder of this Note Certificate, hereby transfers to of

                                      Hong Kong Dollars                                          in principal amount of HK$1,083,333,334 Notes due 2018 (the “Notes”) of Joyful Wellness Limited (the “Issuer”) and irrevocably requests and authorises the Issuer to effect the relevant transfer by means of appropriate entries in the Note Register kept by it.

Dated:

By:

(duly authorised)

Notes

The name of the person by or on whose behalf this form of transfer is signed must correspond with the name of the registered holder as it appears on the face of this Note Certificate.

(a)	A representative of such registered holder should state the capacity in which he signs, e.g. executor.

(b)	Any transfer of the Notes shall be in an amount equal to at least HK$1,000,000 each and integral multiples of HK$1 in excess thereof, provided, however, that a Note may not be transferred unless the denomination of the Notes transferred and the denomination of the balance of the Notes not transferred are each an Authorised Holding.

SECOND SCHEDULE TO NOTE CERTIFICATE

FORM OF AGREEMENT

THIS AGREEMENT is made on [●] 2018.

BETWEEN

(1)	JOYFUL WELLNESS LIMITED , a company with limited liability incorporated under the laws of the British Virgin Islands with BVI company number 1924964 whose registered address is 3rd Floor, J&C Building, P.O. Box 933, Road Town, Tortola, British Virgin Islands (the “Issuer”); and

(2)	FULLGOAL CHINA ACCESS RQFII FUND SPC, a company incorporated in the Cayman Islands, the registered office of which is at Clifton House, 75 Fort Street, Box 1350, Grand Cayman KY1-1108, Cayman Islands on behalf of Fullgoal Industrial Investment Fund Segregated Portfolio (the “Investor”).

WHEREAS

(A)	The Issuer, the Guarantor and the Investor have entered into a subscription agreement dated 5 May 2017 (“Subscription Agreement”) in connection with the creation and issue of HK$1,083,333,334 in aggregate principal amount of Notes due 2018 (the “Notes”).

(B)	This Issuer, the Guarantor and the Investor have agreed to enter into this Agreement for the purpose of extending the Maturity Date pursuant to Condition 7.1 of the Note Conditions.

IT IS AGREED as follows:

(C)	Terms defined in the Subscription Agreement shall, unless the context requires otherwise or amended herein, have the same meanings when used herein.

(D)	Pursuant to Condition 7.1 of the Note Conditions, the Issuer and the Investor agree that the Maturity Date of the Notes shall be 2 May 2019.

(E)	This Agreement is governed by and construed in accordance with English law. Conditions 13.2 to 13.4 of the Note Conditions shall apply to this agreement as if expressly incorporated herein.

AS WITNESS the hands of the duly authorised representatives of the parties to this Agreement the day and year first before written.

JOYFUL WELLNESS LIMITED

By:

FULLGOAL CHINA ACCESS RQFII FUND SPC

By:

SCHEDULE 3

TERMS AND CONDITIONS OF THE NOTES

The issue of the HK$1,083,333,334 aggregate principal amount of notes due 2018 (the “Notes) by Joyful Wellness Limited (the “Issuer”) was authorised by written resolutions of the Issuer’s sole director dated May 2017. The Notes are evidenced by note certificate(s) dated on or about 5 May 2017 entered into by the Issuer and are subject to the statements in these terms and conditions of the Notes (these “Conditions”).

1.	FORM AND DENOMINATION

The Notes are issued in registered form in a minimum denomination of HK$1,000,000 each and integral multiples of HK$1 in excess thereof (each, an “Authorised Holding”). A Note certificate (each a “Note Certificate”) will be issued to each Noteholder in respect of its registered holding of Notes. Each Note and each Note Certificate will be numbered serially with an identifying number which will be recorded on the relevant Note Certificate and in the register of Noteholders (the “Note Register”) kept by the Issuer.

2.	STATUS, GUARANTEE AND SECURITY

2.1	Status

The Notes shall constitute the direct, guaranteed, unconditional and secured obligations of the Issuer. The Notes shall rank:

2.1.1	senior to the share capital of the Issuer from time to time; and

2.1.2	at least pari passu with all other present and future secured and unsubordinated obligations of the Issuer, save for such obligations as may be preferred by mandatory provisions of law.

2.2	Guarantee

Each Guarantor has unconditionally and irrevocably guaranteed the due payment of all sums expressed to be payable by the Issuer under the Notes and the Transaction Documents. Each Guarantor’s obligations in respect of the Notes and the Transaction Documents are contained in the relevant Deed of Guarantee.

2.3	Security

The payment obligations and the performance of all the obligations of the Issuer under the Notes and the Transaction Documents are secured by the security interests pursuant to the Sun Wise HK Share Charge, the Sun Wise UK Share Charge and the Joyful Wellness Share Charge.

3.	REGISTER, TITLE AND TRANSFERS

3.1	Note Register

The Issuer shall keep and maintain a register in respect of the Notes and shall enter in the Note Register:

3.1.1	the name and address of each Noteholder for the time being;

3.1.2	the denomination of Notes held by each Noteholder;

3.1.3	the date on which the name of each Noteholder is entered in the Note Register in respect of the Notes registered in its name; and

3.1.4	the date on which each Note is exercised.

Any change in the name or address of any Noteholder shall be notified to the Issuer by the Noteholder as soon as reasonably practicable following such change by notice in accordance with Condition 11 (Notices), following which the Issuer shall update the Note Register accordingly. Each Noteholder or any person authorised by a Noteholder shall be entitled at all times during office hours upon one Business Days’ notice to inspect the Note Register and to take copies of or extracts from it. A Noteholder may assign any of its rights under the Notes without the prior consent of the Issuer.

3.2	Title

Title to the Notes passes only by transfer and registration in the Note Register. Each Noteholder shall (except as otherwise required by applicable laws) be treated as the absolute owner of such Note(s) registered under its name for all purposes (whether or not it is overdue and regardless of any notice of ownership, trust or any other interest therein, any writing on the Note Certificate relating thereto (other than the endorsed form of transfer) or any notice of any previous loss or theft of such Note Certificate). Every subsequent Noteholder shall be recognised by the Issuer as entitled to its Notes free from any equity, set off or cross claim on the part of the Issuer against the original or any intermediate holder of such Notes.

3.3	Transfers and Redemption

Subject to Condition 3.6 (Closed periods), a Note may only be transferred or redeemed:

3.3.1	in the case of a transfer, provided that any applicable stamp duty and taxes are paid by the Noteholder and/or the transferee, upon surrender at the Specified Office of the Note Certificate issued in respect of that Note with the endorsed form of transfer (in the form set out in a schedule to the Note Certificate) duly completed and signed by the Noteholder or his attorney duly authorised in writing. The transferor shall be deemed to remain the Noteholder of the relevant Note until the name of the transferee is entered in the Note Register in respect of the Note; or

3.3.2	in the case of a redemption in accordance with the requirements under Condition 7 (Redemption),

provided however that a Note may not be transferred or redeemed unless the principal amount of Notes transferred or redeemed and (where not all of the Notes held by a Noteholder are being transferred or redeemed) the principal amount of the balance of Notes not transferred or redeemed are each an Authorised Holding. Where not all the Notes represented by the surrendered Note Certificate are the subject of the transfer or redemption, a new Note Certificate in respect of the balance of the Notes will be issued and delivered to the transferor by or on behalf of the Issuer within two Business Days of the surrender of that Note Certificate.

The Issuer shall promptly record any transfer or redemption in the Note Register.

3.4	Registration and delivery of Note Certificates

Within three Business Days of the surrender of a Note Certificate in accordance with Condition 3.3 (Transfers and Redemption), the Issuer will register the transfer in question and deliver a new Note Certificate of the principal amount to the Notes transferred to each relevant holder at the Specified Office or (at the request of any such relevant holder) by courier to the address specified for the purpose by such relevant holder.

3.5	No charge

The transfer or redemption of a Note will be effected without charge by or on behalf of the Issuer.

3.6	Closed periods

No Noteholder may require the transfer of a Note to be registered:

3.6.1	during the period of seven Business Days ending on (and including) the Maturity Date;

3.6.2	after a Redemption Notice or an Early Redemption Notice has been delivered with respect to such Note; or

3.6.3	during the period of five Business Days ending on (and including) any Interest Payment Date.

Each such period is referred herein as a “Closed Period”.

3.7	Loss or destruction of Note Certificates

The Issuer may waive production of any Note Certificate in respect of a transfer or redemption (as the case may be) upon provision of evidence of the loss or destruction of such certificate as it may reasonably require. The Issuer may not decline any transfer or redemption and must register and perform its obligations with respect to such transfer or redemption of the Note(s) in accordance with these Conditions.

4.	COVENANTS

4.1	General undertakings

For so long as a Noteholder holds Notes the Issuer undertakes that, save with the prior written consent of the Noteholders:

4.1.1	it will ensure that neither it, Sun Wise HK nor Sun Wise UK’s memorandum of association and articles of association will be amended, repealed or altered other than in connection with the financing provided to Sun Wise UK for Sun Wise UK’s purchase of certain shares in SeaWorld Entertainment Inc. from Blackstone Group LP (“SeaWorld Shares Acquisition”);

4.1.2	neither it, Sun Wise HK nor Sun Wise UK will enter into any business that is unrelated to the general nature of their respective businesses as at 5 May 2017;

4.1.3	neither it, Sun Wise HK nor Sun Wise UK will hold any assets (other than (a) in the case of Sun Wise HK, 100 per cent. of the shares in Sun Wise UK and the Issuer, respectively and (b) in the case of Sun Wise UK, the shares in SeaWorld Entertainment Inc. purchased from Blackstone Group LP as described in Condition 4.1.10) or engage in any businesses other than the holding of shares;

4.1.4	neither it, Sun Wise HK nor Sun Wise UK will take any steps or actions to effect any merger, split, reorganisation, reduction, split, dissolution, liquidation, issue / repurchase of its shares;

4.1.5	neither it, Sun Wise HK nor Sun Wise UK will directly or indirectly effect any sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of their properties, assets or subsidiaries;

4.1.6	neither it, Sun Wise HK nor Sun Wise UK will take any steps or actions to provide financing to third parties (other than Sun Wise HK providing financing to Sun Wise UK in connection with the SeaWorld Shares Acquisition);

4.1.7	save for the security granted under the Transaction Documents, neither it, Sun Wise HK nor Sun Wise UK will mortgage, pledge, charge or otherwise create any security on any of its assets except for the mortgage, pledge, charge or other securities to be granted by Sun Wise HK and/or Sun Wise UK over their assets (other than the shares of Sun Wise UK and the Issuer held by Sun Wise HK), including the SeaWorld Shares held by Sun Wise UK, in connection with the financing provided by certain entities to Sun Wise HK and/or Sun Wise UK to finance the SeaWorld Shares Acquisition;

4.1.8	neither it, Sun Wise HK nor Sun Wise UK will take or make any capital expenditures or commitments;

4.1.9	neither it, Sun Wise HK nor Sun Wise UK will take any steps or actions to amend the accounting policies previously adopted or change its fiscal year or remove or replace or change its incumbent auditors;

4.1.10	neither it, Sun Wise HK nor Sun Wise UK will take any steps or actions to borrow or raise any money or incur any indebtedness (in whatever form or evidenced by whatever instrument) except the indebtedness and costs incurred by it, Sun Wise HK and Sun Wise UK in connection with the SeaWorld Shares Acquisition;

4.1.11	neither it, Sun Wise HK nor Sun Wise UK will declare, pay or make any dividends or other distributions other than for the purposes of paying interest or principal on the Notes;

4.1.12	neither it, Sun Wise HK nor Sun Wise UK will compromise, settle, release, discharge, take part in or compound any civil, criminal, arbitration or other proceedings or any liability, claim, action, demand or dispute or waive any right in relation to any claims involving HK$1,000,000 or more;

4.1.13	neither it, Sun Wise HK nor Sun Wise UK will restructure any of its debt (including but not limited to applying for extension for repayment deadlines);

4.1.14	neither it, Sun Wise HK nor Sun Wise UK will issue any shares, convertible securities, debt or other securities or use any other means to raise additional funds other than in connection with the SeaWorld Shares Acquisition.

4.1.15	neither it, Sun Wise HK nor Sun Wise UK will take any steps or actions to effect its winding up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) or its solvent liquidation, amalgamation, merger or reorganisation or to enter into a composition, assignment or arrangement with any of its creditors;

4.1.16	it will, in a timely manner, obtain all such consents and approvals, and take any such other action, as may be necessary to enable the Noteholders to exercise their rights under the Notes and to ensure the continuing validity of the Notes, to the maximum extent permitted under applicable laws and regulations from time to time, and will comply with these Conditions;

4.1.17	it will obtain and/or maintain all applicable consents and approvals which are required for the performance of its obligations under the Notes and will not take any action for the purpose of avoiding or seeking to avoid the performance of any of the terms to be observed or performed under these Conditions; and

4.1.18	it will at all times deliver by mail to the Noteholders material information provided by the Issuer, Sun Wise HK or Sun Wise UK to all of their shareholders (including but not limited to financial accounts, shareholders’ circulars, details of material contracts, acquisitions or disposals of assets and project progress updates).

The Issuer undertakes that it will provide prior written notice to the Noteholders in respect of any steps or actions taken in connection with the SeaWorld Shares Acquisition contemplated under Conditions 4.1.1, 4.1.3, 4.1.6, 4.1.7, 4.1.10 and 4.1.14.

4.2	Priority of repayment

The Issuer undertakes that it will not repay any interest, principal or other amounts under any inter-group loans or other financing arrangements made:

(a)	from Sun Wise UK to the Issuer (if any); or

(b)	from Sun Wise HK to the Issuer (if any); or

(c)	from Tianjin Shuzhi to the Issuer (if any),

until the payment of all principal, interest, Early Redemption Amounts or Redemption Amounts in respect of any of the Notes and the Transaction Documents have been paid or redeemed in full.

4.3	Financing undertaking

In the event that the Zhonghong Group (or any of its subsidiaries) is unable to transfer its funds out of the PRC resulting in the Issuer being unable to pay the principal, interest, Early Redemption Amount or Redemption Amount in respect of any of the Notes or the Transaction Documents on the due date therefor or which would otherwise result in a breach by any party of the Transaction Documents, the Issuer undertakes that it (i) shall agree to and not reject any reasonable financing options proposed by the Noteholder, including but not limited to payment of equivalent Renminbi (at the spot rate of exchange available to the Noteholder as reasonably determined by the Noteholder) to the Noteholder’s designated bank account, and (ii) pay for any and all costs, fees and expenses associated with such financing.

5.	INTEREST

The Notes bear interest from:

(i)	5 May 2017 (the “Issue Date”) at the rate of 14 per cent. per annum (“First Year Annualised Interest Rate”) up to 3 May 2018; and

(ii)	if the Maturity Date is extended pursuant to Condition 7.1, 4 May 2018 at the rate of 15 per cent. per annum (“Second Year Annualised Interest Rate”) up to 2 May 2019,

each calculated by reference to the principal amount thereof, payable in Hong Kong dollars on 5 May 2017, 5 November 2017, 3 May 2018 and, if the Maturity Date is extended pursuant to Condition 7.1, 3 November 2018 and 2 May 2019 (each, an “Interest Payment Date”) commencing on 5 May 2017 in accordance with the following payment schedule:

Date	Interest payable on the relevant Interest Payment Date	Interest payable (Hong Kong dollars) based on outstanding principal amount of 1,083,333,334
5 May 2017	an amount equal to 6 per cent. of the Notes outstanding	65,000,000

5 November 2017	an amount equal to 6 per cent. of the Notes outstanding	65,000,000

3 May 2018

(i) (if the Maturity Date has not been extended pursuant to Condition 7.1), an amount equal to 2 per cent. of the Notes outstanding; or

(ii) (if the Maturity Date has been extended pursuant to Condition 7.1), an amount equal to 6.5 per cent. of the Notes outstanding.

		(i) 21,666,667 or (ii) 70,416,667

3 November 2018	an amount equal to 6.5 per cent. of the Notes outstanding	70,416,667

2 May 2019	an amount equal to 4 per cent. of the Notes outstanding (being 2 per cent. calculated by reference to a period of two years)	43,333,334

subject as provided in Condition 6 (Payments) and Condition 7.2 (Early Redemption by the Issuer); provided however that if any Interest Payment Date would otherwise fall on a date which is not a Business Day (as defined below), it will be postponed to the next Business Day unless it would thereby fall into the next calendar month, in which case it will be brought forward to the preceding Business Day.

Each Note will cease to bear interest where such Note is redeemed pursuant to Condition 7 (Redemption), from the date on which the full Redemption Amount or the full Early Redemption Amount (as applicable) is paid to the relevant Noteholder.

If interest is required to be paid in respect of a Note on any date other than an Interest Payment Date, the amount of interest payable per Calculation Amount (as defined below) for any period shall be equal to the product of (x) (if the period is between the Issue Date and 3 May 2018) the First Year Annualised Interest Rate or (y) (if the Maturity Date is extended pursuant to Condition 7.1 and the period is between 4 May 2018 and 2 May 2019) the Second Year Annualised Interest Rate, the Calculation Amount and the actual number of days in the relevant period divided by 365, rounding the resulting figure to the nearest cent (half a cent being rounded upwards). Interest in respect of any Note shall be calculated per HK$1 (“Calculation Amount”).

6.	PAYMENTS

6.1	Redemption

Payments of principal following redemption under Condition 7 (Redemption) shall be made by transfer to a Hong Kong dollar account maintained by the Noteholder (details of which are set out in the Note Register). Any amendments to be made to a paying instruction shall be notified to the Issuer no later than seven Business Days prior to such due date for payment.

6.2	Interest

Payments of interest shall be made by transfer to a Hong Kong dollar account maintained by the Noteholder (details of which are set out in the Note Register). Any amendments to be made to a paying instruction shall be notified to the Issuer no later than seven Business Days prior to such due date for payment.

6.3	Payments subject to applicable laws

All payments in respect of the Notes are subject in all cases to any applicable laws and regulations in the place of payment, but without prejudice to the provisions of Condition 8 (Taxation) no commissions or expenses shall be charged to the Noteholders in respect of such payments.

6.4	Payments on Business Days

Where payment is to be made by transfer to a Hong Kong dollar account, payment instructions (for value the due date, or, if the due date is not a Business Day, for value the next succeeding Business Day) will be initiated (a) (in the case of payments of principal and interest payable on redemption) on the Redemption Date and (b) (in the case of payments of interest payable other than on redemption) on the due date for payment. A Noteholder shall not be entitled to any interest or other payment in respect of any delay in payment resulting from the due date for a payment not being a Business Day.

6.5	Partial payments

If the Issuer makes a partial payment in respect of any Note, the Issuer shall procure that the amount and date of such payment are noted on the Note Register and, in the case of partial payment upon presentation of a Note Certificate, that a statement indicating the amount and the date of such payment is endorsed on the relevant Note Certificate.

6.6	Record date

Each payment in respect of a Note will be made to the person shown as the holder in the Note Register at the opening of business on the due date for such payment (the “Record Date”).

6.7	Default Interest and Delay in Payment

6.7.1	If the Issuer fails to pay any sum in respect of an interest payment (an “Overdue Interest Payment”) when the same becomes due and payable before the Maturity Date under the Conditions, interest (“Default Interest”) shall accrue on the Overdue Interest Payment at the rate of 20 per cent. per annum from its due date up to the date on which such sum is received by or on behalf of the Noteholder.

6.7.2	If the Issuer fails to pay any Redemption Amount or Early Redemption Amount which becomes due and payable pursuant to Condition 7 (Redemption), interest shall accrue on the overdue sum at the rate of 20 per cent. per annum from the due date up to the date on which such sum is received by or on behalf of the Noteholder.

6.7.3	The interest referred to in paragraphs 6.7.1 and 6.7.2 of this Condition 6.7 (Default Interest and Delay in Payment) shall accrue on the basis of the actual number of days elapsed and a 365-day year.

7.	REDEMPTION

7.1	Redemption on the Maturity Date

Unless previously redeemed or purchased and cancelled, the Notes will be redeemed at their principal amount on the later of (x) 3 May 2018 or (y) on such date as the Issuer and the Investor may agree in writing in the form set out in the Second Schedule to the Note Certificate (such written agreement to be entered into at least twenty Business Days prior to 3 May 2018) (the “Maturity Date”). The Notes may not be redeemed at the option of the Issuer other than in accordance with this Condition 7.

7.2	Early Redemption by the Issuer

7.2.1	If the Maturity Date has been extended pursuant to Condition 7.1, the Issuer may, at any time after 3 May 2018, redeem the Notes in whole or in part at any time prior to the Maturity Date (“Early Redemption”) in accordance with this Condition 7.2.

7.2.2	To exercise its right of Early Redemption, the Issuer shall on giving not less than 60 days’ prior written notice (the “Early Redemption Notice”) to the Noteholders in accordance with Condition 11 (Notices) (which notice shall be irrevocable), redeem the Notes at the principal amount of the Notes specified in the Early Redemption Notice, together with additional interest at a rate of 2 per cent. per annum accruing from the Issue Date to but excluding the date fixed for such early redemption in the Early Redemption Notice (“Early Redemption Amount”). Any interest paid prior to the Early Redemption Notice is not refundable.

7.2.3	Upon exercise by the Issuer of such right, the Noteholders shall deliver the relevant Note Certificate to the Issuer on the Early Redemption Date against payment by the Issuer of the Early Redemption Amount.

7.3	Redemption for Event of Default

Following the occurrence of an Event of Default, any of the Noteholders will have the right at their sole option, to require the Issuer to redeem all (but not some) of their Notes on the Redemption Date for each Noteholder at the Redemption Amount.

To exercise such right, the Noteholder shall deliver:

7.3.1	a written notice addressed to the Issuer (the “Redemption Notice”) at its Specified Office (and upon the receipt of any such notice, the Issuer shall promptly give a copy of such notice to all other Noteholders), declaring the Notes to be immediately due and payable, whereupon they shall become due and payable at the Redemption Amount; and

7.3.2	the relevant Note Certificate to the Issuer on the Redemption Date against payment by the Issuer of the full Redemption Amount.

A Redemption Notice, once delivered, shall be irrevocable unless the Issuer consents to its withdrawal and the Issuer shall be bound to redeem the Notes the subject of Redemption Notices delivered as aforesaid on the Redemption Date.

If the Noteholders approve the exercise of their rights under this Condition to require the Issuer to redeem their Notes, all Noteholders will be deemed to have exercised the same rights in respect of all Notes held by them and the Issuer will redeem all the Notes by paying the relevant Redemption Amount to each Noteholder on the Redemption Date.

7.4	Cancellation

All Notes redeemed by the Issuer shall be cancelled forthwith and may not be reissued or resold.

8.	TAXATION

8.1	All payments made by the Issuer under or in respect of the Transaction Documents or the Notes will be made free from any restriction or condition and be made without deduction or withholding for or on account of any present or future taxes, duties, assessments or governmental charges of whatever nature imposed or levied by or on behalf of the British Virgin Islands, Hong Kong or any political subdivision thereof or any authority thereof or therein having power to tax, unless deduction or withholding of such taxes, duties, assessments or governmental charges is compelled by law. In such event, the Issuer will pay such additional amounts as will result in the receipt by the Noteholders of net amounts after such deduction or withholding equal to the amounts which would otherwise have been receivable by them had no such deduction or withholding been required.

8.2	References in these Conditions to principal, interest and premium (if any) shall be deemed also to refer to any additional amounts which may be payable under this Condition or any undertaking or covenant given in addition thereto or in substitution therefor pursuant to the Transaction Documents.

8.3	If the Issuer is or becomes subject at any time to any taxing jurisdiction other than the British Virgin Islands or Hong Kong, references in these Conditions to the British Virgin Islands or Hong Kong shall be construed as references to such other jurisdiction.

9.	EVENTS OF DEFAULT

The Issuer shall give notice to the Noteholders immediately following the occurrence of an Event of Default, which notice shall specify the procedure for exercise by holders of their rights to require redemption of the Notes pursuant to Condition 7.3 (Redemption for Event of Default) and shall give details of the Event of Default.

Each of the following shall be an Event of Default:

9.1	Non-payment

The Issuer fails to pay the principal or any interest of any of the Notes on the due date.

9.2	Breach of the Transaction Documents

The Issuer, each of the Guarantors, Tianjin Shuzhi, Zhonghong Stocks does not comply in any material respect with any undertaking or provision of the Transaction Documents.

9.3	Breach of the Subscription Agreement

At any time after the Issue Date up to the date the Notes are redeemed in full, if any Issuer and Guarantor Warranty in the Subscription Agreement is or proves to have been incorrect, untrue or misleading when made or deemed to be made or as appropriate or if at any time any undertaking or covenant in Clause 6 or Clause 9 of the Subscription Agreement is not observed or not complied with in all material respects by the Issuer or Zhonghong Group (any of which being a “Breach”).

9.4	Cross default

9.4.1	Any Financial Indebtedness of the Issuer, each of the Guarantors, Tianjin Shuzhi or Zhonghong Stocks is not paid when due nor within any originally applicable grace period.

9.4.2	No Event of Default under Condition 9.4.1 above will be deemed to occur if the failure to pay is capable of remedy and is remedied within 7 Business Days of the earlier of (a) any Noteholder giving notice to the Issuer or (b) the Issuer becoming aware of the failure to pay.

9.5	Insolvency

With respect to the Issuer, each of the Guarantors, Tianjin Shuzhi or Zhonghong Stocks an event has occurred which is (or is, or could be, deemed by law or a court to be) an Insolvency Event.

9.6	Unlawfulness

It is or becomes unlawful for the Issuer, the Guarantors, Tianjin Shuzhi or Zhonghong Stocks to perform any of their obligations under any of the Transaction Documents or any of the obligations expressed to be assumed by the Issuer, any Guarantor, Tianjin Shuzhi or Zhonghong Stocks under any Transaction Document ceases to be legal, valid, binding and enforceable.

9.7	Change of Control

9.7.1	Wang Yonghong no longer directly owns and holds 100 per cent. of the outstanding issued shares of the Zhonghong Group;

9.7.2	Zhonghong Group and any other person(s) directly or indirectly controlled by Zhonghong Group in aggregate (i) ceases to be the single largest shareholder of Zhonghong Stocks or (ii) ceases to Control Zhonghong Stocks; or

9.7.3	Zhonghong Stocks consolidates with or merges into or sells or transfers all or substantially all of its assets to any other Person, unless the consolidation, merger, sale or transfer will not result in the other Person or Persons acquiring Control over Zhonghong Stocks or the successor entity.

9.8	Political risks and reputational damage

With respect to the Zhonghong Group, Zhonghong Stocks or Wang Yonghong, an event has occurred where the political risk or damage to its market reputation would adversely affect the ability of the Issuer, each of the Guarantors, Tianjin Shuzhi or Zhonghong Stocks to perform its obligations under the Issue Documents or the Notes (as the case may be) or which is material in the context of the issue of the Notes.

10.	REPLACEMENT OF CERTIFICATES

If any Note Certificate is mutilated, defaced, destroyed, stolen or lost, it may be replaced free of charge at the Specified Office on such terms as to evidence as the Issuer may reasonably require. Mutilated or defaced Note Certificates must be surrendered before replacements will be issued.

11.	NOTICES

11.1	Communications in writing

Any communication to be made by the Issuer or a Noteholder under or in connection with the Notes or the Transaction Documents shall be made in writing and, unless otherwise stated, may be made by fax or letter.

11.2	Addresses

The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each party for any communication or document to be made or delivered under or in connection with the Notes or the Transaction Documents is:

11.2.1	in the case of the Issuer:

Address:	Unit 1904, 19/F., Podium Plaza, 5 Hanoi Road, Tsim Sha
Tsui, Kowloon

Fax:	+852 3184 0111

Attention:	Mr. Rui Zhou

11.2.2	in the case of any Noteholder, the address in the register of Noteholders maintained by the Issuer.

11.3	Delivery

Any communication or document made or delivered by one party to another party under or in connection with the Notes or any Transaction Documents will only be effective:

11.3.1	if by way of fax, when received in legible form; or

11.3.2	if by way of letter, when it has been left at the relevant address or 5 Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address,

and, if a particular department or officer is specified as part of its address details provided under Condition 11.2 (Addresses), if addressed to that department or officer.

12.	CONTRACTS (RIGHTS OF THIRD PARTIES) ACT 1999

No person shall have any right to enforce any term or condition of the Notes under the Contracts (Rights of Third Parties) Act 1999.

13.	GOVERNING LAW AND JURISDICTION

13.1	Governing law

The Notes and any non-contractual obligations arising out of or in connection with the Notes are governed by English law

13.2	Jurisdiction

The courts of England are to have non-exclusive jurisdiction to settle any disputes which may arise out of or in connection with the Notes and accordingly any legal action or proceedings arising out of or in connection with the Notes (“Proceedings”) may be brought in such courts. The Issuer irrevocably submits to the jurisdiction of such courts and waives any objection to Proceedings in any such courts whether on the ground of venue or on the ground that the Proceedings have been brought in an inconvenient forum. This submission is made for the benefit of each of the Noteholders and shall not limit the right of any of them to take Proceedings in any other court of competent jurisdiction nor shall the taking of Proceedings in one or more jurisdictions preclude the taking of Proceedings in any other jurisdiction (whether concurrently or not).

13.3	Service of Process

The Issuer irrevocably appoints Sun Wise (UK) Co., Ltd at 60 Strand, London, United Kingdom WC2N 5LR as its agent in England to receive service of process in any Proceedings in England based on any of the Notes. If for any reason the Issuer does not have such an agent in England, the Issuer will promptly appoint a substitute process agent and notify the Noteholders of such appointment. Nothing herein shall affect the right to serve process in any other manner permitted by law.

13.4	Waiver of Immunity

The Issuer hereby waives any right to claim sovereign or other immunity from jurisdiction or execution and any similar defence, and irrevocably consents to the giving of any relief or the issue of any process, including, without limitation, the making, enforcement or execution against any property whatsoever (irrespective of its use or intended use) of any order or judgment made or given in connection with any Proceedings.

14.	CERTAIN DEFINITIONS

“Authorised Holding” has the meaning specified in Condition 1 (Form and Denomination).

“Business Day” means a day on which commercial banks and foreign exchange markets settle payments in Hong Kong, excluding any day in Hong Kong on which a typhoon signal number 8 or above or a “black” rainstorm warning is hoisted.

“Conditions” has the meaning specified in the preamble to the terms and conditions of the Notes.

“Control” means (i) the right to appoint and/or remove all or the majority of the members of the relevant person’s board of directors or other governing body, whether obtained directly or indirectly, and whether obtained by ownership of share capital, the possession of voting rights, contract or otherwise or (ii) possessing the ability or power to direct the management policies of the relevant person; the term “Controlled” has meanings correlative to the foregoing.

“Deeds of Guarantee” mean the Personal Guarantee, the Zhonghong Corporate Guarantee and the Sun Wise HK Corporate Guarantee (each a “Deed of Guarantee”).

“Early Redemption Date” means the date which is specified in the Early Redemption Notice as being the date on which the Notes shall be redeemed by the Issuer.

“Event of Default” means each of the events set out in Condition 9 (Events of Default).

“Financial Indebtedness” means any indebtedness of the Issuer, each of the Guarantors, Tianjin Shuzhi or Zhonghong Stocks (other than the Notes) for or in respect of:

(a)	moneys borrowed;

(b)	any amount raised by acceptance under any acceptance credit facility or dematerialised equivalent;

(c)	any amount raised pursuant to any note purchase facility, notes, debentures, loan stock or any similar instrument;

(d)	the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with HKFRS, be treated as a finance or capital lease;

(e)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(f)	any amount raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing;

(g)	any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value shall be taken into account);

(h)	any amount raised by the issue of shares that are redeemable at the option of the holder;

(i)	any counter-indemnity obligation in respect of a guarantee, indemnity, standby or documentary letter of credit or any other instrument issued by a bank or financial institution; and

(j)	the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (i) above.

“Guarantors” mean Wang Yonghong, Sun Wise HK and Zhonghong Group (each a “Guarantor”).

“HK$”, “Hong Kong Dollar” or “Hong Kong dollar” denotes the lawful currency of Hong Kong.

“HKFRS” means Hong Kong Financial Reporting Standards (including Hong Kong Financial Reporting Standards, Hong Kong Accounting Standards and Interpretations) issued by HKICPA.

“HKICPA” means the Hong Kong Institute of Certified Public Accountants.

“Hong Kong” means the Hong Kong Special Administrative Region of the PRC.

“Insolvency Event”, in relation to any person, means any of the following events:

(a)	such person is insolvent or unable to pay its debts as they fall due;

(b)	an administrator, receiver or liquidator of such person or the whole or a substantial part of the undertaking, assets and revenues of such person is appointed (or an application for any such appointment is made except where disputed by such person acting diligently and in good faith and the application for appointment is dismissed within 10 Business Days);

(c)	such person makes a general assignment or an arrangement or composition with or for the benefit of its creditors, or declares a moratorium in respect of any of its indebtedness or any guarantee of any indebtedness given by it;

(d)	an order is made for the winding up, liquidation or dissolution of such person;

(e)	in the case of a person being an individual, a trustee in bankruptcy is appointed or notice of such appointment is given or any assets of such individual vest in a trustee in bankruptcy; or

(f)	an event having a substantially similar effect to any of the events referred to in paragraphs (a) to (e) above happens under the laws of any jurisdiction.

“Interest Payment Date” has the meaning specified in Condition 5 (Interest).

“Investor” means FULLGOAL CHINA ACCESS RQFII FUND SPC, a company incorporated in the Cayman Islands, the registered office of which is at Clifton House, 75 Fort Street, Box 1350, Grand Cayman KY1-1108, Cayman Islands on behalf of Fullgoal Industrial Investment Fund Segregated Portfolio.

“Issue Date” means the date on which the Notes are originally issued as specified in Condition 5 (Interest).

“Issuer” has the meaning specified in the preamble to the Conditions.

“Joyful Wellness Share Charge” means the share charge entered into between Sun Wise HK (as chargor) and the Investor (as the chargee) in respect of the entire issued share capital of the Issuer.

“Letter of Intent” means the letter of intent entered into by Zhonghong Stocks and the Investor whereby Zhonghong Stocks agrees to purchase all the share capital of Sun Wise HK from Tianjin Shuzhi upon the trigger of certain conditions.

“Maturity Date” has the meaning specified in Condition 7.1.

“Note Certificate” has the meaning specified in Condition 1 (Form and Denomination).

“Note Register” has the meaning specified in Condition 1 (Form and Denomination).

“Noteholder” means a holder of a Note and in whose name such Note is for the time being registered in the Note Register (or, in the case of a joint holding, the first named thereof).

“Notes” has the meaning specified in the preamble to the Conditions.

“person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organisation, government or any agency or political subdivision thereof or any other entity.

“Personal Guarantee” means the deed of guarantee dated 5 May 2017 and executed by Wang Yonghong and the Investor.

“PRC” means the People’s Republic of China, excluding for the purposes of this Agreement only, the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan.

“Redemption Amount” means (i) 100 per cent. of the principal amount of such Notes plus (ii) any accrued but unpaid interest on such Notes on the Redemption Date.

“Redemption Date” means (i) the date which is the Business Day after the receipt by the Issuer of the relevant Redemption Notice or (ii) the Maturity Date, as applicable.

“Redemption Notice” has the meaning given to it in 7.3 (Redemption for Event of Default).

“SAFE” means the State Administration of Foreign Exchange of the People’s Republic of China or its local counterparts.

“Specified Office” means Unit 1904, 19/F., Podium Plaza, 5 Hanoi Road, Tsim Sha Tsui, Kowloon, Hong Kong.

“Subscription Agreement” means the subscription agreement dated 5 May 2017 and made between the Investor, Zhonghong Group as guarantor and the Issuer.

“Sun Wise HK” means Sun Wise Oriented (HK) Co., Limited, a company with limited liability incorporated under the laws of Hong Kong whose registered address is Unit 1904, 19/F., Podium Plaza, 5 Hanoi Road, Tsim Sha Tsui, Kowloon, Hong Kong;

“Sun Wise HK Corporate Guarantee” means the deed of guarantee dated 5 May 2017 and executed by Sun Wise HK and the Investor.

“Sun Wise HK Share Charge” means the share charge entered into between Tianjin Shuzhi (as chargor) and the Investor (as the chargee) in respect of the entire issued share capital of Sun Wise HK.

“Sun Wise UK” means Sun Wise (UK) Co., Ltd a company with limited liability incorporated under the laws of England and Wales whose registered address is 60 Strand, London, United Kingdom WC2N 5LR.

“Sun Wise UK Share Charge” means the share charge entered into between Sun Wise HK (as chargor) and the Investor (as the chargee) in respect of the entire issued share capital of Sun Wise UK.

“transfer” includes:

(a)	an offer, sale, transfer, pledge or otherwise disposal of any Notes, whether directly or indirectly (including through any entity holding the Notes), or entering into any agreement to do so; and

(b)	entering into any agreement that transfers the economic consequences of ownership of the Notes (including, stock lending, derivative or hedging transactions).

“Transaction Documents” means the Notes (including, without limitation, the Conditions), the Note Certificate, the Subscription Agreement, the Personal Guarantee, the Zhonghong Corporate Guarantee, the Sun Wise HK Corporate Guarantee, the Sun Wise HK Share Charge, the Sun Wise UK Share Charge, the Joyful Wellness Share Charge and the Letter of Intent (each a “Transaction Document”).

“Tianjin Shuzhi” means Tianjin Shuzhi Asset Management Co., Limited ( ) a company with limited liability established under the laws of the PRC whose registered address is Room 240, No.2 Fada Road, Wuqing Development Area, Tianjin, PRC.

“Wang Yonghong” means Mr. Wang Yonghong ( ) holder of PRC identity card number 362229197201090030 of residential address No. 1204, Building No.2 Fuolin Xiaoqu, Chaoyang District, Beijing, PRC( 2 1204 ).

“Zhonghong Corporate Guarantee” means the deed of guarantee dated 5 May 2017 and executed by Zhonghong Group and the Investor.

“Zhonghong Group” means Zhonghong Zhuoye Group Co., Limited ( ) a company with limited liability established under the laws of the PRC whose registered address is No. 2015-431, Shuma Gang Building, No. 258 Gaoxin Street, Urumqi Gaoxin High-tech Industrial Development Zone (New City District), Xinjiang, PRC.

“Zhonghong Stocks” means Zhonghong Holding Co., Ltd ( ) a company with limited liability established under the laws of the PRC whose registered address is No. 271 Kuishui Road, Suzhou City, Anhui Province, China.

15.	INTERPRETATION

Unless the context otherwise requires or unless otherwise specified herein, in these Conditions:

15.1	any reference to any party shall be construed so as to include its successors in title, permitted assigns and permitted transferees;

15.2	any reference to any agreement or instrument is a reference to that agreement or instrument as amended or novated;

15.3	“assets” includes present and future properties, revenues and rights of every description;

15.4	“indebtedness” includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

15.5	a Note shall be considered to be “outstanding” unless it has been redeemed in full under Condition 7.1 (Redemption on the Maturity Date), Condition 7.2 (Early Redemption by the Issuer) or Condition 7.3 (Redemption for Event of Default); or

15.6	“regulation” includes any regulation, rule, official directive, order, request, code of practice or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self- regulatory or other authority or organisation;

15.7	“repay”, “redeem” and “pay” shall each include both the others and “repaid”, “repayable” and “repayment”, “redeemed”, “redeemable” and “redemption” and “paid”, “payable” and “payment” shall be construed accordingly and “repay” (or any derivative form thereof) shall, subject to any contrary indication, be construed to include “prepay” (or, as the case may be, the corresponding derivative form thereof);

15.8	a provision of law is a reference to that provision as amended or re-enacted;

15.9	a time of day is a reference to Hong Kong time;

15.10	words denoting the singular number only shall include the plural number also and vice versa;

15.11	words denoting one gender only shall include the other genders;

15.12	references to schedules, appendices, clauses, sub-clauses, paragraphs and sub-paragraphs shall be construed as references to the schedules and appendices to the documents in which they appear respectively and to the clauses, sub-clauses, paragraphs and sub-paragraphs in the documents in which they appear respectively and, unless otherwise stated, reference to sub-clauses are references to sub-clauses of the clause in which the reference appears;

15.13	references to any action, remedy or method of judicial proceeding for the enforcement of the rights of creditors shall be deemed to include, in respect of any jurisdiction other than England, references to such action, remedy or method of judicial proceeding for the enforcement of the rights of creditors available or appropriate in such jurisdiction as shall most nearly approximate to such action, remedy or method of judicial proceeding described or referred to in these presents; and

15.14	an Event of Default is “continuing” if it has not been waived.

SCHEDULE 4

FORM OF CLOSING CERTIFICATE

FULLGOAL CHINA ACCESS

RQFII FUND SPC

Clifton House, 75 Fort Street, Box 1350,

Grand Cayman KY1-1108, Cayman Islands

Dear Sirs,	5 May 2017

JOYFUL WELLNESS LIMITED

(the “Issuer”)

HK$1,083,333,334 Notes due 2018 (the “Notes”)

We, the undersigned, being duly authorised officers of Joyful Wellness Limited (the “Issuer”), refer to the subscription agreement dated 5 May 2017 (the “Subscription Agreement”) in respect of the above Notes. Expressions which are given defined meanings in the Subscription Agreement have the same meanings herein.

As required by Clause 3.1 of the Subscription Agreement, we hereby certify that:

(a)	there has, since 31 December 2016 up to and including today’s date, been no adverse change, or any development reasonably likely to involve an adverse change, in the financial position, condition (financial or otherwise), results of operations, profitability, shareholders’ equity, business, properties, general affairs, management or prospects of the Issuer or which could adversely affect the ability of the Issuer to perform its obligations under the Issue Documents or the Notes or which are otherwise material in the context of the offering and sale of the Notes;

(b)	the Issuer has performed all of its obligations under the Subscription Agreement to be performed on or before the Closing Date.

(c)	all necessary regulatory filings, notifications and approvals to enter into the Issue Documents and perform the Issuer’s obligations thereunder have been made and obtained, and such filings, notifications and approvals remain valid and effective; and

(d)	the Issuer Warranties are true and correct as though they had been made and given today with references to the facts and circumstances now subsisting.

Yours faithfully,

duly authorized
for and on behalf of
Joyful Wellness Limited

Dated: 5 May 2017

SIGNATURES

The Issuer

JOYFUL WELLNESS LIMITED

By: /s/ Zhou Rui

[Signature page to the Subscription Agreement]

The Guarantor

ZHONGHONG ZHUOYE GROUP CO., LIMITED ( )

By: /s/ Wang Yonghong

[Signature page to the Subscription Agreement]

The Investor

FULLGOAL CHINA ACCESS RQFIT FUND SPC

By: /s/ Zhang Lixin

[Signature page to the Subscription Agreement]